Exhibit (k)(1)

Amended and Restated

Schedule B

to the

Administration and Fund Accounting Agreement

by and between

ALTI Private Equity Access Fund

and

UMB Fund Services, Inc.

Services

Subject to the oversight of, and utilizing information provided by the Fund, Investment Adviser, and the Fund’s agents, the Administrator will provide the following services:

Fund Accounting

1.	Establish, maintain and review the administrative and procedural processes.
2.	Establish, maintain and review the general ledgers.
3.	Establish, maintain and review the investors’ capital accounts and record all transactions, including capital commitments, capital calls, draw downs and distributions.
4.	Assess management and incentive fees, calculate net asset values and effect all appropriate allocations, including new issue carve-outs, in accordance with the Fund’s operating documents as provided to the Administrator.
5.	Coordinate, execute and give third-party approval for all cash movements in accordance with the Fund’s offering documents. Provide cash reconciliations monthly or upon request.
6.	Receive and record all underlying investment transactions, including capital commitments, capital calls, draw-downs and distributions, and reconcile to all bank accounts monthly.
7.	Receive and record all underlying investment valuations and other pertinent information.
8.	Determine and periodically monitor the Fund’s income and expense accruals.
9.	Generate the financial reporting package as of each period-end including the Statements of Financial Position, Profit and Loss, Changes in Capital and Changes in Investor’s Capital.
10.	Create and maintain UMB Website portal for the Fund. Includes access to details of investment and investor subscription and redemption activity, month-end balances, financial packages, investor capital statements, tax information, and fund-level information such as fund documents, fund annual audit reports, and fund communication letters.

Regulatory Administration

Subject to the direction of and utilizing information provided by the Fund, the Investment Adviser, and the Fund’s agents, the Administrator will provide the services listed below. The Administrator’s provision of these services shall not relieve the Fund and the Fund’s Investment Adviser of their primary day-to-day responsibility for assuring such compliance. The Administrator’s ability to provide information regarding compliance with respect to applicable rules and regulations may be limited by the characteristics of the Fund’s investments. The Administrator shall perform the following duties on behalf of the Fund:

1.	General Fund Management
a.	Provide appropriate personnel, office facilities, information technology, record keeping and other resources as necessary for the Administrator to perform its duties and responsibilities under this agreement.
b.	Act as liaison among all Fund service providers.
2.	Coordinate Board activities
a.	Develop with legal counsel and the secretary of the Fund an agenda and draft resolutions for each quarterly Board meeting.
b.	Prepare Board reports based on financial and administrative data as requested by the Board. Coordinate the preparation of electronic board books for quarterly Board meetings.
c.	Attend quarterly Board meetings, either in person or telephonically, and prepare a first draft of the quarterly meeting minutes, as requested by the Board.
3.	Financial Reporting and Audits
a.	Prepare quarterly, semi-annual and annual schedules and financial statements including schedule of investments and the related statements of operations, assets and liabilities, changes in net assets and cash flow (if required), and financial highlights to each financial statement.
b.	Draft footnotes to financial statements for approval by the Fund’s officers and independent accountants.
c.	Provide facilities, information and personnel as necessary to accommodate annual audits with the Fund’s independent accountants or examinations by the SEC or other regulatory authorities.
4.	Compliance
a.	From time to time as the Administrator deems appropriate (but no less frequently than quarterly), check the Fund’s compliance with the policies and limitations of the Fund relating to the portfolio investments as set forth in the Fund’s Offering Memorandum and Statement of Additional Information (but these functions shall not relieve the Fund’s Portfolio Managers, if any, of their primary day-to-day responsibility for assuring such compliance).
b.	Monitor Fund activity for compliance with subchapter M under the Internal Revenue Code (but these functions shall not relieve the Fund’s Portfolio Managers, if any, of their primary day-to- day responsibility for assuring such compliance). Compliance testing is dependent on receiving necessary information from any underlying investment.
5.	Expenses
a.	Prepare annual Fund-level and class-level budgets and update on a periodic basis.
b.	Coordinate the payment of expenses.
c.	Establish accruals and provide to the Fund’s Fund Accountant.
d.	Provide expense summary reporting as reasonably requested by the Fund.

6.	Filings
a.	Provide the following for Form N-1A or Form N-2 filings and required updates:
i.	Preparation of expense table;
ii.	Performance information;
iii.	Preparation of shareholder expense transaction and annual fund operating expense examples; and
iv.	Investment Advisor and trustee fee data.
b.	Subject to having received all relevant information from the Fund and upon the advice and direction of Fund counsel, prepare Form N-PX and provide to Fund counsel for its review; upon the advice and direction of Fund counsel, file Form N-PX with the Commission as required.
c.	Assist in compiling exhibits and disclosures for Form N-CEN and Form N-CSR and file when approved by the principal officers of the Fund.
d.	Compile data, prepare timely notices and file with SEC pursuant to Rule 24f-2.
e.	Prepare and file Form N-Q until the Fund is required to begin filing reports on Form N-PORT.
f.	File Rule 17g-1 fidelity bond filing when received from the Fund or broker.

7.	Other
a.	Calculate dividend and capital gain distributions, subject to review and approval by the Fund’s officers and independent accountants.
b.	Calculate standard performance, as defined by Rule 482 of the Investment Company Act of 1940, as requested by the Fund.
c.	Report performance and other portfolio information to outside reporting agencies as directed by the Investment Adviser.
d.	Assist in securing and monitoring the directors and officers liability coverage and fidelity bond for the Fund.
e.	Provide periodic updates on recent accounting, tax and regulatory events affecting the Fund and/or Investment Adviser.
f.	Assist the Fund during SEC audits, including providing applicable documents from the SEC’s document request list.
g.	Maintain a regulatory compliance calendar (initially provided by the Fund’s CCO) listing various Board approval and SEC filing dates.

Legal Administration

Subject to review by Fund counsel:

1.	Subsequent Filings
a.	Prepare initial draft of annual (or as required, update to) registration statement:
i.	Manage review and comment process with Advisor, Fund counsel, auditors, distributor and other parties;
ii.	Update Part C and include relevant exhibits; and
iii.	Obtain auditor’s consent for filing of financial statements.
b.	Prepare initial draft supplements to the Fund’s registration statement, for review and approval by Fund counsel, the Advisor and the distributor. (Depending on the complexity of the investment strategy(ies) to be implemented, Fund counsel may be more involved.)
c.	For closed-end funds, prepare and file periodic tender offers.
d.	Prepare filings necessary to de-register a fund(s).
2.	Services not included:
a.	Proxy statements.
b.	Exemptive relief applications.

Tax Preparation, Compliance and Reporting – 1099

1.	Prepare income tax and excise tax provisions. Calculate required income and excise dividend and capital gains distribution amounts subject to review and approval by the Fund’s officers and their independent accountants.
2.	Include the appropriate tax adjustment for wash sales, identified by third-party services, for inclusion in income tax and excise tax provisions and tax returns.
3.	Include the appropriate tax adjustments for Passive Foreign Investment Company (PFIC) holdings, identified by third-party services or provided by the Investment Adviser, in tax work schedules. Assist the Investment Adviser in determining either the marked-to-market or Qualified Electing Fund (QEF) election. If the QEF election is chosen, the Investment Adviser will work with the underlying PFIC to procure and provide the required QEF Statement to the Fund, as well as an estimate for the excise tax calculation and the distribution.
4.	Prepare for review by the Fund’s independent accountants the financial statement book/tax differences (e.g., capital accounts) and footnote disclosures.
5.	Assist the Funds in monitoring and maintaining documentation associated with ASC 740-10 (Financial Interpretation Number 48 Accounting for Uncertainty in Income Taxes).
6.	Assist the Fund’s independent accountants in the preparation and filing, for execution by the Fund’s officers, of all federal income and excise tax returns and the Fund’s State of Organization’s income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Fund’s custodian or Transfer Agent, subject to review, approval and signature by the Fund’s officers and the Fund’s independent accountants.
7.	Prepare analysis in determining qualified dividend income amounts for notification to shareholders and prepare ICI Primary and Secondary Layouts for shareholder reporting.
8.	Prepare forms 1099-MISC Miscellaneous Income for board members and other required Fund vendors.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Schedule B to the Administration and Fund Accounting Agreement to be executed by a duly authorized officer as of [●].

ALTI Private Equity Access Fund	UMB Fund Services, Inc.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Amended and Restated

Schedule C

to the

Administration and Fund Accounting Agreement

by and between

ALTI Private Equity Access Fund

and

UMB Fund Services, Inc.

Fees

Fund Accounting

Monthly portfolio reconciliation and reporting – Monthly NAV

▪	Per master/stand-alone fund, per year:
	First $100 million in assets	7 basis points, plus
	Next $100 million in assets	6 basis points, plus
	Next $100 million in assets	5 basis points, plus
	Assets over $300 million	4 basis points
	Subject to a minimum annual fee	$35,000
▪	Per additional broker/custodian/sub-advisor account after the first, per year	$10,000
▪	Per feeder fund, per year	$13,500

Regulatory and Legal Administration

Regulatory Administration

▪	Per master/stand-alone fund, per year:
	First $100 million in assets	3 basis points, plus
	Next $100 million in assets	2.5 basis points, plus
	Next $100 million in assets	2 basis points, plus
	Assets over $300 million	1 basis point
	Subject to a minimum annual fee	$36,000
▪	Per feeder fund, per year	$12,000

N-PORT and N-CEN Service Fees

▪	Annual fee per fund	$12,000
▪	Annual fee per feeder fund / Cayman entity	$2,000
▪	Annual data feeds from third party – out-of-pocket estimates[1]
	Security master, per fund	$1,400
	Risk data (if applicable)[23]	$1,400

Legal Administration

Annual asset-based fee	.5 basis point
Subject to a minimum of $20,000 and a maximum of $100,000 per year

Multi-Class Fee (all fund types)

For each class after the first, per month	$500

[1]	Per-service fees are subject to increase by vendor. Such increases will be applied when effective.
[2]	Applies to funds with derivatives or at least 25% of net asset value in debt instruments.
[3]	Fee does not apply if advisor chooses not to use the third-party vendor to provide the data; however, advisor must provide fund holdings data in UMB’s required format by the 7th business day of each month.

Tax Preparation, Compliance & Reporting (Sub-Chapter M / 1099)

▪	Per master/stand-alone fund, per year:	2 basis points
	Subject to a minimum annual fee	$10,000
▪	Per U.S. tax reporting feeder fund, per year	$7,500

All tax fees are subject to negotiation based on complexity.

Out-of-Pocket Expenses

Out-of-pocket expenses include but are not limited to normal recurring expenses such as pricing services; security master set-up services; corporate action services; factor services; EDGAR filing fees; design, typesetting and printing of shareholder reports and prospectuses; customized reporting; third-party data provider/research services costs (including but not limited to Gainskeeper, E&Y PFIC Analyzer, Bloomberg, GICS, MSCI, CUSIP, SEDOL); assistance in preparation of responses to IRS correspondence; statement paper; tax forms; envelopes; postage; express delivery charges; courier services; telephone charges; printing of reports; photocopying; binders; dividers; stationery; record retention/storage/retrieval; travel on behalf and request of the fund; bank account service fees and any other bank charges; DTCC/NSCC participant billing; customer identity check fees; security transfer fees; certificate fees; proxy fees/charges; legal review of restricted and private placement securities; allocated pass-through costs of third party providers to the fund; background checks; charges associated with archiving emails (currently $10 per month and subject to change); FINRA and state licensing fees; FINRA registration and expenses, including but not limited to attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds. Customized reports or excessive reporting requests may be charged in accordance with the current pricing schedule.

Complex tax vehicles such as MLPs, straddles, or other unique structures may require additional charges for review or systems.

All fees, other than basis point fees, are subject to an annual escalation equal to the increase in the Consumer Price Index–Urban Wage Earners (CPI). Such escalations shall be effective commencing one year from the effective date of the Fund and the corresponding date each year thereafter. No amendment of this fee schedule shall be required with each escalation. CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.

Additional fees at $175 per hour, or as agreed upon by project, may apply for special programming or projects to meet your servicing requirements or to create custom reports or data extracts.

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Schedule C to the Administration and Fund Accounting Agreement to be executed by a duly authorized officer as of [●].

ALTI Private Equity Access Fund	UMB Fund Services, Inc.
By:	By:
Name:	Name:
Title:	Title:
Date:	Date: